Exhibit 12

                 LOWE'S COMPANIES, INC. AND SUBSIDIARY COMPANIES

                EXHIBIT 12 - COMPUTATION OF FIXED CHARGE COVERAGE
                                 (In Thousands)
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                                         For the Six Months Ended July 31,        For the Year Ended January 31,
                                              1996           1995                   1996      1995        1994
Income Before Income Taxes                   250,918        225,745               352,107    343,531     198,324
Fixed Charges:
  Interest Expense                            30,029         23,424                48,937     40,110      23,043
  1/3 Rental Expense                           9,914          8,420                18,045     13,400       9,067
                                            -----------------------              -------------------------------
Earnings, as Defined                         290,861        257,589               419,089    397,041     230,434

Fixed Charges:
  Interest Expense                            30,029         23,424                48,937     40,110      23,043
  Capitalized Interest                         2,872          1,897                 5,768      4,678       3,592
  1/3 Rental Expense                           9,914          8,420                18,045     13,400       9,067
                                             ----------------------              -------------------------------
Fixed Charges                                 42,815         33,741                72,750     58,188      35,702

Fixed Charge Coverage (Ratio
of Earnings to Fixed Charges)                    6.8            7.6                   5.8        6.8         6.5

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